Exhibit 10.2

FORM OF TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of [●], 2018, by and between AT&T Services, Inc., a Delaware corporation (“AT&T”) and Vrio Corp., a Delaware corporation (the “Company”) (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, as a result of the initial public offering of the Company on [●], 2018, the Company will cease to be a wholly-owned subsidiary of AT&T Inc. (“Parent”);

WHEREAS, in order to provide for an orderly transition, AT&T and the Company have agreed to enter into this Agreement, pursuant to which each of the Parties will continue to provide, or cause its Affiliates to continue to provide, certain services to the other Party.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the signatories covenant and agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1    Definitions. The following terms used herein have the following meanings:

“Additional Services” shall have the meaning set forth in Section 2.1(c).

“Affiliate” shall have the meaning set forth in the Global Transaction Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall have the meaning set forth in the Global Transaction Agreement.

“AT&T” shall have the meaning set forth in the Preamble.

“AT&T Group” shall have the meaning set forth in the Global Transaction Agreement.

“AT&T Indemnitee” shall have the meaning set forth in the Global Transaction Agreement.

“Breaching Party” shall have the meaning set forth in Section 4.2(c).

“Chosen Courts” shall have the meaning set forth in Section 9.5(b).

“Company” shall have the meaning set forth in the Preamble.

“Company Group” shall have the meaning set forth in the Global Transaction Agreement.

“Company Indemnitee” shall have the meaning set forth in the Global Transaction Agreement.

“Complaining Party” shall have the meaning set forth in Section 8.1(b).

“Dispute” shall have the meaning set for in Section 8.1(a).

“Effective Date” shall have the meaning set forth for such term in the Global Transaction Agreement.

“Excluded AT&T Services” shall have the meaning set forth in Section 2.1(a).

“Excluded Company Services” shall have the meaning set forth in Section 2.1(b).

“Excluded Services” shall have the meaning set forth in Section 2.1(b).

“External Distribution” shall have the meaning set forth in the Global Transaction Agreement.

“Fees” shall have the meaning set forth in Section 5.1(a).

“Global Transaction Agreement” shall have the meaning set forth in the Recitals.

“Group” shall mean (i) with respect to AT&T, the AT&T Group and (ii) with respect to the Company, the Company Group.

“Information System Addition” shall have the meaning set forth in Section 2.3(b).

“Intellectual Property” shall have the meaning set forth in the Global Transaction Agreement.

“Internal Costs” means all costs and expenses, including Provider’s personnel expenses (e.g., salary, benefits, travel, temporary services), consulting expenses, equipment and software expenses, telecommunications expenses, operating and office supply expenses, facility and utility expenses, off-site storage expenses, operating costs, and third-party expenses (including under an Affiliate’s service or product agreement) that are attributable to the implementation and provision of the applicable Service; provided that Internal Costs shall not include any indirect or incidental costs and expenses such as corporate overhead expenses, branding or other intercompany allocated expenses not attributable to such Service. The Parties acknowledge and agree that certain Services rendered by Provider may include services that Provider performs or acquires in order to support other markets or businesses owned by Provider or its Affiliates and that the Internal Costs in such instances will reflect only the apportioned cost of providing Services to Recipient, as allocated in good faith by Provider.

“Law” shall have the meaning set forth in the Global Transaction Agreement.

“Licensee” shall have the meaning set forth in Section 6.2.

“Lookback Period” shall have the meaning set forth in Section 2.1(c).

“Non-Breaching Party” shall have the meaning set forth in Section 4.2(c).

“Other Disposition” shall have the meaning set forth in the Global Transaction Agreement.

“Parent” shall have the meaning set forth in the Recitals.

“Party” shall have the meaning set forth in the Preamble.

“Program Manager” shall have the meaning set forth in Section 2.4.

“Provider” shall have the meaning set forth in Section 2.1(c).

“Receiving Party” shall have the meaning set forth in Section 8.1(b).

“Recipient” shall have the meaning set forth in Section 2.1(c).

“Sales Tax” means any goods, sales, use, turnover or other Tax of a similar nature including VAT and any interest and penalties in connection therewith.

“Scheduled Termination Date” shall have the meaning set forth in Section 4.1.

“Service Noncompliance” shall mean Provider’s failure to provide the Services in the manner set forth in Section 2.2(a) after receipt of written notice from Recipient specifying the details of such noncompliance and Provider’s failure to cure such noncompliance as soon as reasonably practicable but not later than thirty (30) Business Days after Provider’s receipt of such notice; provided, however, if such failure to provide the Services is not curable within thirty (30) Business Days, Service Noncompliance shall not be deemed to occur so long as Provider uses good faith reasonable efforts to cure such failure; provided, further, that notwithstanding the foregoing, a Service Noncompliance shall not be deemed to occur if and to the extent Provider is not able to provide the Services as a result of (i) acts, omissions or contingencies not under its control, (ii) Recipient’s breach of this Agreement or (iii) Recipient’s refusal to consent to Third-Party Costs.

“Services” shall have the meaning set forth in Section 2.1(c).

“Specified AT&T Services” shall have the meaning set forth in Section 2.1(a).

“Specified Company Services” shall have the meaning set forth in Section 2.1(b).

“Specified Services” shall have the meaning set forth in Section 2.1(b).

“Subsidiary” shall have the meaning set forth in the Global Transaction Agreement.

“Taxes” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Return” means any return, filing, report, questionnaire, information statement or other document required to be filed, including amended returns that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of [•], between the Company and certain of its Subsidiaries and Parent and certain of its Subsidiaries.

“Taxing Authority” means any Governmental Authority imposing Taxes.

“Term” shall have the meaning set forth in Section 4.1.

“Third Party” shall mean any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement.

“Third-Party Costs” means all payments to Third Parties, and any other additional reasonable and necessary out-of-pocket expenses that are incurred by Provider in connection with the provision of the Services to the Recipient or its Group or paid by Provider on behalf of the Recipient or its Group pursuant to the terms of this Agreement, provided that prior to incurring any such additional out-of-pocket expenses in an amount greater than $10,000, Provider shall obtain the written consent of Recipient as to such incurrence, with such consent not to be unreasonably withheld, delayed or conditioned.

“VAT” means any value added, consumption, or goods and services Tax or any other Tax of a similar nature.

SECTION 1.2    Other Definitional Provisions; Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the schedules, exhibits and appendices hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless the context otherwise requires or unless otherwise specified.

ARTICLE II

SERVICES; STANDARD OF PERFORMANCE

SECTION 2.1    Services.

(a)    Subject to the terms and conditions of this Agreement, AT&T agrees to perform for and provide to, or with respect to any service to be provided by an Affiliate of AT&T, to cause such Affiliate to perform for and provide to, the Company and the applicable members of the Company Group the services identified in Schedule 2.1(a) hereto, as such Schedule 2.1(a) may be from time to time supplemented or modified in accordance with the provisions of this Agreement (the “Specified AT&T Services”). It is understood that the Specified AT&T Services do not include, and AT&T shall not be obligated hereunder to perform or provide to the

Company or any members of the Company Group, any services not expressly set forth in Schedule 2.1(a) hereto (the “Excluded AT&T Services”). The provision to the Company or any member of the Company Group of the Excluded AT&T Services shall be discontinued on the Effective Date.

(b)    Subject to the terms and conditions of this Agreement, the Company agrees to perform for and provide to, or with respect to any service to be provided by an Affiliate of the Company, to cause such Affiliate to perform for and provide to, AT&T and the applicable members of the AT&T Group the services identified in Schedule 2.1(b) hereto, as such Schedule 2.1(b) may be from time to time supplemented or modified in accordance with the provisions of this Agreement (the “Specified Company Services”, and together with the Specified AT&T Services, the “Specified Services”). It is understood that the Specified Company Services do not include, and the Company shall not be obligated hereunder to perform or provide to AT&T any services not expressly set forth in Schedule 2.1(b) hereto (the “Excluded Company Services” and together with the Excluded AT&T Services, the “Excluded Services”). The provision to AT&T or any member of the AT&T Group of the Excluded Company Services shall be discontinued on the Effective Date.

(c)    In the event that the Party receiving any Service (the “Recipient”) delivers a written request to the Party providing such Service (the “Provider”) setting forth with reasonable specificity that the Provider or its Affiliates provide services that are (i) not encompassed by the Specified Services, (ii) being provided by or on behalf of the Provider or its Group to the Recipient or its Group as conducted during the period from the date one year prior to the Effective Date through the Effective Date (the “Lookback Period”); provided that such Provider continues to have the means to provide the Service and (iii) not Excluded Services (collectively, the “Additional Services” and taken together with the Specified Services, the “Services”), Provider shall respond within a reasonable period of time to such written request. If Provider agrees to accommodate the Recipient’s request for any Additional Services (which agreement shall not be unreasonably withheld, conditioned or delayed), such Additional Services shall be provided according to terms agreed by the Parties in writing, which terms shall be consistent to the greatest extent practicable with the terms of this Agreement, and for Fees calculated in accordance with Section 5.1. In connection with any such agreement to provide Additional Services, the Parties shall also amend the Schedules to reflect such Additional Services.

(d)    For the avoidance of doubt, nothing contained herein shall limit the obligations of the Parties that are required pursuant to separate contractual agreements.

SECTION 2.2    Standard and Manner of Performance.

(a)    Provider shall, or shall cause one or more of its Affiliates to, use commercially reasonable efforts to provide to Recipient the Services with a level of quality substantially equivalent to the level of quality that such Services were provided by Provider or its Group to the Recipient or its Group in the ordinary course as of the Effective Date; provided, however, that nothing in this Agreement shall require Provider to prioritize or otherwise favor Recipient over any Third Parties or any of Provider’s or its Affiliates’ business operations.

(b)    Provider and its Affiliates shall have the sole and exclusive responsibility and discretion to select and manage their personnel who provide the Services to be performed by them pursuant to this Agreement and shall supervise them in connection with the performance of such Services. Such personnel shall be qualified, in the reasonable opinion of Provider, for the tasks to which they are assigned. Provider and its Affiliates shall have the sole and exclusive responsibility and discretion to select and provide the equipment and systems necessary to deliver the Services to be performed by them pursuant to this Agreement.

(c)    Provider may use contractors, subcontractors, vendors or other third parties under contract with Provider (collectively, “Third Parties”) to provide some or all of the Services. In the event that Provider uses any Third Parties to perform any Services, Provider shall remain responsible for the Services, including obligations to meet the standards set forth in Section 2.2(a), provided by each Third Party to the same extent as if Provider had performed the Services itself.

(d)    Notwithstanding anything to the contrary herein, Provider shall not be required to expand or modify any facilities, incur any capital expenditures, acquire any additional equipment or software or retain any specific personnel or Third Party service providers in connection with its obligation to provide Services hereunder.

SECTION 2.3    Protection of Provider Information Systems.

(a)    In providing information technology Services to the Recipient’s Group, Provider shall have the right to implement reasonable processes under which there will be no greater threat to Provider’s information technology operating environment than would exist in the absence of the provision of such Services.

(b)    If, in connection with the provision of any Services under this Agreement, Provider determines that it is reasonably necessary to implement any information technology connections, firewalls or similar matters (“Information System Additions”) specifically in connection with the provision of such Services and that would not have otherwise been implemented in the absence of the provision of the Services, the reasonable costs of implementing such measures shall be borne by Recipient, unless specifically provided otherwise in a schedule, exhibit or appendix hereto or otherwise agreed to in writing by Provider.

SECTION 2.4    Program Managers. On the date of this Agreement, each Party shall appoint a services program manager (each, a “Program Manager”) to perform the functions set forth herein. The Program Managers will be responsible for identifying, developing, supervising, and adjusting such processes, guidelines, specifications, standards and additional terms and conditions as the Parties agree are necessary to support and satisfy the day-to-day requirements set forth in this Agreement and to implement each Party’s obligations hereunder, provided that any agreement, understanding or arrangement that operates or could be deemed to operate to terminate, limit, amend, waive or otherwise modify any of the Parties’ rights or obligations under this Agreement shall have no force or effect unless memorialized in writing and signed by each Party. Each Party may change a Program Manager from time to time upon written notice to the other Party. As of the date of this Agreement, (i) AT&T’s Program Manager is [●] and (ii) the Company’s Program Manager is [●].

SECTION 2.5    Changes to the Manner of Performance. Provider may make changes from time to time in the manner of performing the Services; provided that Provider (a) may not terminate any Service, except pursuant to Article IV, and (b) shall provide Recipient with at least ninety (90) days’ prior written notice of any such changes that are material to Recipient’s operation of its business. Nothing in this Agreement shall require Provider to provide Services at a level that is greater than the level at which Provider is then providing comparable Services to itself and/or its Affiliates; provided, however, that if Provider ceases to provide such a comparable Service to itself and/or its Affiliates, then Provider shall continue to provide such Services to Recipient at the same level at which such Services are then being provided to Recipient.

SECTION 2.6    Third Party Terms and Conditions; Consents.

(a)    In order to provide the Services, the Parties acknowledge and agree that it may be necessary for Provider to obtain the consent or approval of, or to obtain additional licenses or similar rights from, third-party suppliers or vendors in order for Provider to provide transition support for Recipient and its Affiliates. Such consent or approvals or additional licenses or rights may require the payment of consent fees, transfer fees, incremental, initiation and set up costs and other similar costs, fees and expenses. Where the consent of a third-party supplier or vendor is required for the provision of a Service, Provider will use commercially reasonable efforts, cooperating in good faith and in consultation with Recipient, to obtain such consent. If any such supplier or vendor requires any amount to be paid to obtain any such consent, such amount shall be paid by Recipient. Increased costs incurred by Recipient in re-licensing software or otherwise entering into an amended or replacement agreement with a third-party vendor shall be borne exclusively by Recipient.

(b)    If a consent of a Third Party or vendor is refused despite the use of such commercially reasonable efforts, then Provider shall cooperate with Recipient in good faith and provide Recipient with reasonable assistance, including facilitating introductions to Provider’s existing significant suppliers or vendors, in securing the benefit of such contract or a similar service. The Parties acknowledge and agree that, if Provider is unable to obtain any third-party consent or approval with respect to any contract necessary to provide the Services hereunder within a reasonable period of time following the Effective Date, Provider shall either (i) to the extent permitted under the contract, use its commercially reasonable efforts to provide Recipient with the benefit of such contract as it relates to the Services in a mutually agreeable work-around or (ii) otherwise use commercially reasonable efforts to provide a mutually agreeable work-around; provided, however, that Provider shall perform any reasonable work-around for which Recipient agrees to pay a market rate for the applicable Service. Provider and its Affiliates will not be obligated to pay any third-party costs, fees or expenses pursuant to this Section 2.6(b) and will not be obligated to disclose the amount of any third-party costs, fees or expenses if doing so would violate a confidentiality agreement or confidentiality provisions in a contract with a third party. Subject to the foregoing, if the Parties are unable to mutually agree on a work-around, then the applicable Service shall not form part of the Services to be provided hereunder.

SECTION 2.7    Transitional Nature of Services. The Parties hereto acknowledge the transitional nature of the Services. Accordingly, Recipient agrees to use reasonable best efforts to make a transition of each Service to its own internal organization or to obtain alternate Third Party sources to provide the Services as promptly as practicable following the execution of this Agreement.

SECTION 2.8    Cooperation.

(a)    Recipient agrees that it shall timely provide to Provider, at no cost to Provider, access to such personnel, facilities, assets and information, books and records of Recipient, and provide timely decisions, approvals and acceptances, in each case as may be reasonably necessary to enable Provider to perform its obligations under this Agreement in a timely and efficient manner.

(b)    Without limiting the foregoing in this Section 2.8, each Party shall use commercially reasonable efforts to cooperate with the other Party in all matters relating to the provision and receipt of the Services and to minimize the expense, distraction and disturbance to each Party, and shall perform all obligations hereunder timely and in good faith and in accordance with principles of fair dealing. Such cooperation shall include (i) the execution and delivery of such further instruments or documents as may be reasonably requested by the other Party to enable the full performance of each Party’s obligations hereunder and (ii) notification of the other Party in advance of any changes to a Party’s operating environment or personnel, and working with the other Party to minimize the effect of such changes.

SECTION 2.9    Compliance.

(a)    The Services provided hereunder may be provided to all members of Recipient’s Group and the receipt of the Services may involve Recipient’s Group’s Third Party service providers, subcontractors and consultants. Recipient shall be responsible for its Affiliates’, and its and their Third Party service providers’, subcontractors’ and consultants’, compliance with the terms and conditions of this Agreement.

(b)    Recipient acknowledges and agrees that Provider shall not, and may refuse to, provide any Service to the extent that the provision of such Service would require Provider, or any of its directors, officers, employees or agents, to violate (i) any applicable Laws or (ii) any Provider policies and/or procedures. Provider and Recipient shall at all times comply with all applicable Laws in connection with the Services.

(c)    Unless otherwise agreed by the Parties in writing, Recipient shall and shall cause each member of its Group receiving Services hereunder to follow the policies, procedures and practices with respect to the Services followed by Provider, including those in effect immediately prior to the Effective Date and any changes to such policies, procedures and practices required due to changes in applicable Law (or changes in the interpretation or enforcement of applicable Law) or due to the Transactions following the Effective Date.

(d)    During the Term, Recipient shall not incorporate in any database to which Recipient is provided with access hereunder any data or other information that is owned by, or otherwise subject to the rights of, any Third Party.

(e)    Prior to any External Distribution or Other Disposition, if effective, the Parties shall discuss in good faith, any amendments or modifications of this Section 2.9 reasonably requested by either Party in light of the Services then being performed and the relevant compliance policies and procedures adopted and implemented by Recipient.

SECTION 2.10    Records; Audits. Until one (1) year following the applicable Scheduled Termination Date, Provider shall use commercially reasonable efforts to keep electronic copies of the information reasonably necessary to verify the accuracy of the Fees required to be paid by Recipient pursuant to this Agreement. No more than two (2) times during the Term of this Agreement, Recipient may from time to time review or audit any document, information or matter relating to Fees required to be paid by Recipient pursuant to this Agreement. Provider shall grant Recipient and its employees, contractors, agents, auditors and advisers who are bound by confidentiality provisions such information and reasonable access during normal business hours to Provider’s premises, employees and documentation as is reasonable in order that they may fully and promptly carry out each audit.

ARTICLE III

CONFIDENTIALITY

SECTION 3.1    Confidentiality. Subject to Section 9.2(c), the confidentiality obligations of the Parties and each member of each Group hereunder shall be governed, mutatis mutandis, by Section 5.09 of the Global Transaction Agreement.

ARTICLE IV

TERM; TERMINATION

SECTION 4.1    Term. The Parties agree that, except as otherwise provided in this Agreement, all Services commenced on the Effective Date shall terminate at the earlier of (i) the termination date specified for such AT&T Specified Service in Schedule 2.1(a), or such Company Specified Service in Schedule 2.1(b), or if no such date is specified, then one (1) year from the date of this Agreement (such date for each Service as may be adjusted below, the “Scheduled Termination Date”) and (ii) the date on which Recipient terminates such Service pursuant to the termination provisions of Section 4.2 (the “Term”). Not less than sixty (60) days prior to the Scheduled Termination Date for each Service, Recipient may notify Provider if it determines in good faith it will not be able to complete the transition prior to the Scheduled Termination Date for such Service, and, solely with respect to such Service, extend the Scheduled Termination Date for up to six (6) months. This Agreement shall expire upon the expiration or termination of the last Service to expire or be terminated.

SECTION 4.2    Termination.

(a)    Any Service may be terminated, in whole or in part, by either Party by obtaining the written agreement of the other Party.

(b)    Recipient may terminate, in whole only, the provision of any Service by notifying Provider in writing at least ninety (90) days (or any longer period that may be set forth in Schedule 2.1(a) with respect to a given AT&T Specified Service or that may be set forth in Schedule 2.1(b) with respect to a given Company Specified Service) in advance of such termination; provided, however, that, except as specifically provided otherwise in a schedule, exhibit or appendix hereto, no such notice may be given until the sixtieth (60th) day following the Effective Date. For clarity, partial reduction in the provision of any Service may only be made with the prior written consent of Provider pursuant to Section 4.2(a).

(c)    Either Party (the “Non-Breaching Party”) may terminate this Agreement at any time upon prior written notice to the other Party (the “Breaching Party”) if the Breaching Party has failed (other than pursuant to Section 9.10) to perform any of its material obligations under this Agreement, and such failure shall have continued without cure for a period of thirty (30) days (or, with respect to any failure by Recipient to make any payment as provided for under this Agreement, five (5) days) after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching Party seeking to terminate this Agreement; provided, however, if such breach is not a failure to pay and is not curable within thirty (30) Business Days, the Non-Breaching Party shall not terminate this Agreement so long as Breaching Party uses good faith reasonable efforts to cure such breach. For the avoidance of doubt, Recipient’s obligations under Section 2.9 shall be deemed to be material obligations under this Agreement.

SECTION 4.3    Effect of Expiration and Termination; Accrued Rights; Survival.

(a)    Expiration and termination of this Agreement, in part or in its entirety, shall not extinguish any rights or obligations that have accrued to the benefit of either Party prior to such expiration or termination (as applicable), including any rights of Provider to receive payment under Section 5.1 hereof. In addition, Recipient shall also pay Provider for (i) any Third-Party Costs that Provider has committed to pay before the termination that are for Services that extend past the termination date and (ii) any severance costs for personnel retained by Provider to provide Services that are no longer necessary due to the termination.

(b)    The following provisions of this Agreement, together with all other provisions of this Agreement that expressly specify that they survive, shall survive expiration and termination of this Agreement, in part or in its entirety: Article III, Article VII, Article VIII and Article IX, and Sections 4.3 and 6.1.

ARTICLE V

CONSIDERATION AND PAYMENT TERMS

SECTION 5.1    Consideration.

(a)    Recipient shall pay to Provider in accordance with the terms of this Agreement a monthly fee for each Service provided to Recipient and its Affiliates hereunder in accordance with the charges for such AT&T Specified Service set forth in Schedule 2.1(a) and for such Company Specified Service set forth in Schedule 2.1(b), as well as any documented Third-Party Costs not included in the calculation of the monthly fees set forth on Schedule 2.1(a) or Schedule 2.1(b), respectively (the “Fees”).

(b)    Pursuant to Section 5.1(a), it is the intent of the Parties that, for the Term during which Provider provides the Services to Recipient under this Agreement and for an extension of up to six (6) months after the Term, the Fees set forth on Schedule 2.1(a) and Schedule 2.1(b), respectively, shall reasonably approximate the Fees of providing the Services, including the cost of employee wages and compensation, without any intent to cause Provider to receive profit or incur loss. For the avoidance of doubt, such approximation shall not include any indirect or incidental costs and expenses such as corporate overhead expenses or other intercompany allocated expenses not directly attributable to such Service. For each Service that Provider agrees to continue to provide to Recipient beyond such eighteen (18) month period, Provider may also introduce into the relevant Fee a mark-up on Internal Costs of up to five percent (5%), which percentage shall remain in effect unless and until amended upon the mutual written consent of the Parties. If at any time during the first eighteen (18) months Provider believes that the Fee contemplated by a specific Service in Schedule 2.1(a) or Schedule 2.1(b), respectively, is materially insufficient to compensate it for the Fees of providing the Services it is obligated to provide hereunder, or Recipient believes that the Fee contemplated by a specific Service in Schedule 2.1(a) or Schedule 2.1(b), respectively, materially overcompensates Provider for such Services (taking into account, after the first eighteen (18) months during which Provider provides the Services to Recipient under this Agreement, mark-up of up to five percent (5%) on Internal Costs), such Party shall notify the other Party as soon as possible, and the Parties hereto shall commence good-faith negotiations toward an agreement in writing as to the appropriate course of action with respect to pricing of such Services for future periods. Without limiting the foregoing, the Parties acknowledge and agree that additional employee hiring or retention costs not reflected in Schedule 2.1(a) or Schedule 2.1(b), respectively, may be reasonably incurred by Provider to hire or retain necessary employees to provide Services, which costs shall be for the account of Recipient and shall be reimbursed by Recipient to Provider in accordance with Section 5.1(a), Section 5.2, and Section 5.3, and shall be subject to prior written approval of Recipient if they exceed $50,000 individually or $250,000 in the aggregate.

(c)    Unless otherwise agreed by the Parties in writing, if following the eighteen (18) month anniversary of the Effective Date, Recipient requests that the Term of a Service be extended for three (3) months or more, or Recipient fails to exit a Service upon the expiration of the Term of such Service, then all Fees payable on or after the original termination date of, and with respect to, such Service, shall be subject to up to a ten percent (10%) surcharge for six (6) months and up to a fifteen percent (15%) surcharge thereafter. For the avoidance of doubt, such surcharge shall also be applied to any mark-up on Internal Costs pursuant to Section 5.1(b). This Section 5.1(c) shall not be construed to create any obligation on Provider to provide any Service beyond the Term of such Service set forth on Schedule 2.1(a) or Schedule 2.1(b), respectively.

SECTION 5.2    Invoicing. Unless otherwise specified in Schedule 2.1(a) or Schedule 2.1(b), respectively, Provider shall invoice Recipient for the Fee for each of the Services performed, including, if applicable any Third-Party Costs incurred by Provider or its Affiliates in connection therewith, hereunder in each of the relevant countries on a monthly basis no later than twenty (20) business days following the end of each month. Provider shall include with each invoice, a reasonably detailed description of the Services performed, the Fees charged and such other details as may be necessary or as reasonably requested by Recipient to support the invoice. Recipient shall pay Provider, through its local Affiliates, all amounts as may be due hereunder, within sixty (60) days from the date of invoice in the currency of the country in which the Service is provided unless other timing is specifically identified in the list of Services. The invoices shall be delivered and any correspondence concerning such invoices shall be made to AT&T at [●], and the Company by way of the Company’s local

Affiliate, or as either Party shall later designate. Unless otherwise specifically agreed in writing by the Parties hereto, all payments due hereunder shall be made by wire transfer of immediately available funds to an account designated in writing from time to time by Provider.

SECTION 5.3    Interest. Provider reserves the right to charge interest on any amount that has been due from Recipient for more than forty-five (45) days, at an annual interest rate equal to the “prime rate” as announced from time to time by Bank of America, N.A. (or any successor thereto), accruing from the date payment was due through the date of actual payment. The Parties agree that this rate of interest constitutes reasonable liquidated damages and not an unenforceable penalty.

SECTION 5.4    Disputes. In the event that Recipient has a good faith dispute with regard to any Fees invoiced by Provider, Recipient shall provide Provider with written notice of such dispute, together with a reasonably detailed explanation of such dispute, at the time payment would have otherwise been due, and Recipient may withhold payment of any disputed amounts pending resolution of the dispute (whether resolved in accordance with Article VIII or otherwise), subject to payment of interest in accordance with Section 5.3 on any amount to be due and payable hereunder. Notwithstanding the existence of a dispute between Recipient and Provider with regard to any Fees, Recipient shall pay any undisputed portion of the Fees within the timeframe contemplated by Section 5.2.

ARTICLE VI

INTELLECTUAL PROPERTY AND DATA

SECTION 6.1    Ownership of Intellectual Property and Data.

(a)    Provider shall be the sole and exclusive owner of all Intellectual Property that it or any of its Third Party service providers, subcontractors and consultants, creates under this Agreement, including any modifications to its systems and software, and any Intellectual Property created in performance of the Services (except as expressly provided in Section 6.1(b)). Recipient shall be the sole and exclusive owner of all Intellectual Property that it or any member of its Group creates under this Agreement.

(b)    All data collected or created pursuant to a Service and on behalf of Recipient shall be owned by Recipient, except that Provider shall own technical data generated or created in providing the Services that relate to the operation of Provider’s business infrastructure.

(c)    To the extent that any right, title or interest in or to any Intellectual Property or data vests in a member of the AT&T Group or a member of the Company Group, by operation of law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Agreement, either Provider or Recipient, as applicable, shall, and hereby does, on behalf of itself and, as applicable, such member of its Group, perpetually and irrevocably assign to the other Party or a member of its Group any and all such right, title and interest throughout the world in and to such Intellectual Property (including any such data), free and clear of all liens and encumbrances, without the need for any further action. Except as set forth in Section 6.1(a),

Section 6.1(b), and Section 6.2, Provider, on the one hand, and Recipient, on the other hand, retains all right, title and interest in and to their respective Intellectual Property, and no other license or other right, express or implied, is granted to the other’s Intellectual Property under this Agreement.

SECTION 6.2    License Grants.    Solely to the extent required for the provision or receipt of the Services pursuant to this Agreement, each of Provider and Recipient, for itself and on behalf of its Group, hereby grants to the other (and its Group) a non-exclusive, revocable, non-transferable, non-sublicensable license during Term to such Intellectual Property that is provided by the granting Party to the other Party (“Licensee”) in connection with this Agreement, but only to the extent and for the duration necessary for the Licensee to provide or receive the applicable Service as permitted by this Agreement.

ARTICLE VII

LIMITATIONS OF LIABILITY; INDEMNIFICATION; THIRD PARTY CLAIMS

SECTION 7.1    Limitations of Liability.

(a)    Limitation of Liability for Service Noncompliance. Performance by Provider of the Services pursuant to this Agreement shall not subject Provider to any liability whatsoever, except as directly caused by Provider’s gross negligence or willful misconduct, provided, however, that Provider’s liability as a result of such gross negligence or willful misconduct shall be limited to the lesser of (i) a refund of the Fees paid for a particular Service, (ii) Recipient’s incremental cost of performing the Service itself or (iii) Recipient’s incremental cost of obtaining the Service from a Third Party; provided that, in each case, Recipient shall exercise its reasonable best efforts under the circumstances to minimize the cost of any such alternatives to the Services by selecting the most cost-effective alternatives which provide the functional equivalent of the Services replaced. Recipient agrees that the receipt by any member of Recipient’s Group of Services shall be an unqualified acceptance of, and a waiver by, the Recipient’s Group of their rights to assert any claim with respect to Service Noncompliance unless Recipient gives written notice of the Service Noncompliance to Provider within the later of (i) thirty (30) days after the date on which Recipient became, or should have become, aware of the facts, events, occurrences or circumstances underlying such claim or (ii) sixty (60) days after receipt of the Service by such member of Recipient’s Group; provided that, in no event shall Recipient be entitled to give notice of a Service Noncompliance more than twelve (12) months after receipt of the Service by any member of Recipient’s Group.

(b)    General Limitation of Liability. Notwithstanding anything to the contrary contained herein, in no event shall Provider’s liability under or in connection with this Agreement or the Services in the aggregate exceed the amount of fees paid by Recipient to Provider under Section 5.1 hereof.

(c)    Special Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, AND EXCEPT AS PROVIDED BELOW, IN NO EVENT SHALL EITHER PARTY OR ANY PERSON IN THE AT&T GROUP OR COMPANY GROUP BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT,

COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY AN INDEMNITEE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER OR THEREUNDER, WHETHER OR NOT SUCH DAMAGES WERE FORESEEN OR UNFORESEEN; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNITEE IS REQUIRED TO PAY ANY DAMAGES, INCLUDING SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS, TO A PERSON WHO IS NOT IN THE COMPANY GROUP OR AT&T GROUP IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES SHALL CONSTITUTE DIRECT DAMAGES AND SHALL NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 7.1(c).

(d)    DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. EACH OF AT&T (ON BEHALF OF ITSELF AND EACH MEMBER OF AT&T GROUP) AND THE COMPANY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE COMPANY GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE GLOBAL TRANSACTION AGREEMENT OR IN ANY OTHER ANCILLARY AGREEMENT, NEITHER PARTY MAKES ANY EXPRESS REPRESENTATIONS OR WARRANTIES, AND NO REPRESENTATION OR WARRANTY SHALL BE IMPLIED UNDER THIS AGREEMENT OR AT LAW, WITH RESPECT TO THIS AGREEMENT, THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT OR OTHERWISE, INCLUDING WARRANTIES OF HABITABILITY, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR FOREIGN LAWS).

SECTION 7.2    Mutual Releases; Indemnification. For the avoidance of doubt and subject to the provisions set forth in Section 7.1, the Parties’ mutual release and indemnification obligations hereunder shall be governed, mutatis mutandis, by ARTICLE VII of the Global Transaction Agreement.

ARTICLE VIII

DISPUTE RESOLUTION

SECTION 8.1    Dispute Resolution.

(a)    The Parties agree and shall utilize the dispute resolution processes set forth below in order to resolve any dispute, claim or controversy (individually and collectively, a “Dispute”) arising under or relating to the Services which the Parties have not been able to resolve to their mutual satisfaction in the ordinary course of business.

(b)    In the event the Parties are unable to resolve a Dispute in the ordinary course of business, either Party (the “Complaining Party”) may initiate the dispute resolution process by delivering written notice to the Program Manager of the other Party (the “Receiving Party”). Within ten (10) business days after delivery of notice, the Receiving Party shall submit to the Complaining Party a written response. Within five (5) business days after delivery of a written response, the Program Managers shall meet and confer at a mutually acceptable time, and thereafter as often as they deem reasonably necessary, in an effort to resolve the Dispute through good faith negotiation.

(c)    If a Dispute has not been resolved to the mutual satisfaction of both Parties within twenty (20) business days following the Complaining Party’s delivery of the original notice, or if the Program Managers fail to meet and confer about the Dispute within fifteen (15) calendar days after delivery of the response (or such later date as the Parties may agree in writing), then either Party shall have the right to pursue its claims in any forum that such Party deems appropriate, subject to the terms and conditions of this Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1    Tax Matters. All amounts payable under this Agreement are exclusive of Sales Tax. If any Sales Tax is chargeable in respect of any Services provided in accordance with this Agreement, such Sales Tax shall be borne by the Recipient of such Services; provided, however, that if the Provider of the relevant Services is required to account to the relevant Taxing Authority in respect of such Sales Tax, the Recipient shall pay to the Provider an amount equal to the amount of such Sales Tax (provided that, where such Sales Tax is a VAT, the Provider of the relevant Services has provided a valid VAT invoice to the Recipient or any other person deemed to receive the Services for Sales Tax purposes). Except as otherwise set forth in this Section 9.1, the Tax Matters Agreement embodies the entire understanding between the Parties to this Agreement relating to (i) the responsibility for the preparation and filing of Tax Returns and (ii) the liability for Taxes, all or a portion of which Taxes and Tax Returns may arise as a result of or in connection with the transactions contemplated by this Agreement; and this Agreement is not intended to, and does not modify, amend or supersede either the Tax Matters Agreement, or the understandings embodied in it.

SECTION 9.2    Counterparts; Entire Agreement; Corporate Power.

(a)    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

(b)    This Agreement, the Global Transaction Agreement, the other Ancillary Agreements, the exhibits, the schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.

(c)    In the event of any inconsistency between this Agreement and any exhibit, schedule or appendix hereto the provisions of the exhibit, schedule or appendix shall prevail.

SECTION 9.3    Further Assurances. Each of the Parties hereto shall execute and deliver all additional documents, agreements and instruments and shall do any and all acts and things reasonably requested by the other Party hereto in connection with the performance of its obligations undertaken in this Agreement.

SECTION 9.4    No Construction Against Drafter. The Parties acknowledge that this Agreement and all the terms and conditions contained herein have been fully reviewed and negotiated by the Parties. Having acknowledged the foregoing, the Parties agree that any principle of construction or rule of law that provides that, in the event of any inconsistency or ambiguity, an agreement shall be construed against the drafter of the agreement shall have no application to the terms and conditions of this Agreement.

SECTION 9.5    Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a)    This Agreement shall be governed by and construed in accordance with the Law of the State of Texas.

(b)    Each party agrees that it shall bring any action or proceeding in respect of any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement exclusively in the United States District Court for the Northern District of Texas; provided, however, that if such federal court does not have jurisdiction over such action or proceeding, such action or proceeding shall be heard and determined exclusively in any Texas state court sitting in Dallas County (the “Chosen Courts”) and solely in connection with claims arising under or relating to this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.8 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)    EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.5(c).

SECTION 9.6    Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that no Party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party or Parties hereto.

SECTION 9.7    Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any AT&T Indemnitee or Company Indemnitee in their respective capacities as such (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including employees of the Parties hereto) except the Parties any rights or remedies hereunder and (b) there are no Third Party beneficiaries of this Agreement and this Agreement shall not provide any third Person (including employees of the Parties hereto) with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

SECTION 9.8    Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) by electronic mail or (c) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to AT&T, to:

AT&T Inc.

208 S. Akard Street

Dallas, Texas 75202

Attention: Assistant Vice President, Corporate Development

Email: ag743a@att.com

with a copy to each of the following (which shall not constitute notice):

AT&T Inc.

208 S. Akard Street

Dallas, Texas 75202

Attention: Senior Executive Vice President & General Counsel

Email: dw4543@att.com

Sullivan & Cromwell LLP

1888 Century Park East

Suite 2100

Los Angeles, California 90067

Attention: Patrick S. Brown

Email: BROWNP@sullcrom.com

If to the Company to:

Vrio Corp.

c/o One Rockefeller Plaza

19th Floor

New York, New York 10020

Attention: General Counsel, Michael Hartman

Email: mh125w@att.com

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

SECTION 9.9    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

SECTION 9.10    Force Majeure. No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

SECTION 9.11    Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.12    Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.

SECTION 9.13    Cumulative Effect. The rights and obligations of the Parties under this Agreement shall be cumulative to and not exclusive of the rights and obligations of the parties contained in the Global Transaction Agreement; provided that the remedies provided in this Agreement shall not be cumulative with any duplicative remedies available pursuant to the Global Transaction Agreement.

SECTION 9.14    Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

SECTION 9.15    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to seek specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

SECTION 9.16    Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

SECTION 9.17    No Reliance on Other Party. The Parties hereto represent to each other that this Agreement is entered into with full consideration of any and all rights which the Parties hereto may have. The Parties hereto have relied upon their own knowledge and judgment and have conducted such investigations they and their in-house counsel have deemed appropriate regarding this Agreement and their rights in connection with this Agreement. The Parties hereto are not relying upon any representations or statements made by any other Party, or any such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties hereto are not relying upon a legal duty, if one exists, on the part of any other Party (or any such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no Party hereto shall ever assert any failure to disclose information on the part of any other Party as a ground for challenging this Agreement or any provision hereof.

SECTION 9.18    No Agency. Nothing contained herein shall be construed to place the parties in the relationship of partners, joint venturers, principal and agent, or employer and employee. Neither Party shall have the power to assume, create, or incur liability or any obligation of any kind, express or implied, in the name of or on behalf of the other Party by virtue of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Transitional Services Agreement to be executed by their duly authorized representatives.

AT&T SERVICES INC.

By:
Name:
Title:

VRIO CORP.

By:
Name:
Title: